Exhibit 21

Professional Diversity Network, Inc.

Subsidiaries

As of March 31, 2026

Subsidiary	Jurisdiction of Incorporation or Formation
NAPW, Inc.	Delaware
RemoteMore USA, Inc.	Delaware
TalentAlly, LLC	Delaware
Colorful Japan	Tokyo